Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Number 333-178920) of Sanchez Energy Corporation of our report dated March 30, 2012, except for Note 13 as to which the date is January 2, 2013, relating to the consolidated financial statements of Sanchez Energy Corporation, which appears in this Current Report on Form 8-K.

/s/ BDO USA, LLP
Houston, Texas
January 2, 2013